K. R. MARGETSON LTD.

Chartered Accountant

keith@krmargetson.com
Sechelt office
PO Box 45, 5588 Inlet Avenue
Sechelt BC V0N 3A0
Tel: 604.885-2810
Fax: 604.885.2834

Cell: 604.220.7704
North Vancouver office
331 East 5th Street
North Vancouver BC V7L 1M1
Tel: 778.338.8049
Fax: 778-338-8055

Board of Directors
SWAV Enterprises Ltd.
SWAV Holdings Inc.
Calgary AB Canada

Consent of Independent Registered Public Accountant

We consent to the use of our reports dated September 6, 2007 on the financial statements of Swav Enterprises Ltd. and Swav Holdings Inc. as at March 31, 2007 and for the periods then ended, and the inclusion of our name under the heading "Experts" in the Form SB-2A Registration Statement filed with the Securities and Exchange Commission.

K. R. Margetson Ltd.

K. R. Margetson Ltd.
North Vancouver BC

October 2, 2007